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                                                                   EXHIBIT 23(b)


The Board of Directors
Kemper Investors Life Insurance Company


We consent to the use of our report included herein on the consolidated financial statements of Kemper Investors Life Insurance Company and to the references to our firm under the headings "Experts" in the prospectuses.

KPMG LLP



Chicago, Illinois
April 16, 1999